Exhibit 10.18

October 23, 2015

Sanuj Ravindran, M.D.

Re: Final Offer of Employment

Dear Sanuj,

This letter is a formal offer setting forth the principal terms for you to join aTyr Pharma, Inc. (“aTyr” or the “Company”), a Delaware corporation, which is located in San Diego, California.  This offer is contingent upon the satisfactory completion of a background check.

Position:	Chief Business Officer
Location:	San Diego, CA
Status:	Full-Time, Exempt. This means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.
Reporting to:	John D. Mendlein, Ph.D., Executive Chairman and CEO
Base Salary Rate:

$15,625.00 semi-monthly (which equals $375,000.00 per year) less applicable withholdings, paid in accordance with Company’s normal payroll practices during your Full-Time employment.  Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion.

Sign-On Bonus:

You will be offered a one-time sign-on bonus in the amount of $25,000.00 to be paid at the time of your relocation.  This sign-on bonus will be subject to repayment to the Company if you voluntarily resign or are terminated by the Company for cause within one year of your relocation (to be further defined under “Relocation”).

Target Bonus:

Your annual target bonus will be 40% of your base salary based upon the achievement of your individual goals, the achievement of team goals and the achievement of corporate goals.  Your annual target bonus is subject to review and approval by the aTyr Board of Directors or Compensation Committee of the Board of Directors.

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394

Sanuj Ravindran, M.D.

October 23, 2015

Page two

Equity:

As promptly as practicable after commencement of your employment with the Company, and subject to approval by the Board of Directors (or the Compensation Committee of the Board of Directors), you will be granted an option to purchase 153,000 shares of the Common Stock of the Company (the “Option”) pursuant to the Company’s 2015 Stock Option and Incentive Plan (the “aTyr Plan”).  Subject to your continued full-time employment with the Company, the shares subject to the Option shall vest over a four (4) year period from your employment start date, with a one (1) year cliff, such that one-fourth (1/4) of the shares subject to the Option shall vest on the first year anniversary of your employment start date and the remainder of the shares shall thereafter vest in equal monthly installments over the subsequent three (3) years.  The exercise price per share of the Option shall be determined based on the closing price of the Common Stock as reported on NASDAQ on the effective date of the grant.  The specific terms and conditions of your Option will be subject to the terms of the aTyr Plan, as well as the terms set forth in a Stock Option Agreement between you and the Company.

In addition, subject to approval by the Board of Directors (or the Compensation Committee of the Board of Directors),  you will be granted an option for 10,750 shares of Common Stock of the Company pursuant to the aTyr Plan (the “Trigger Option”).  Subject to your continued employment with the Company, the shares subject to the Trigger Option will begin to vest upon the achievement of certain performance goals consistent with options previously granted to the Company’s senior management team, which must be achieved within two years of the grant date.  At that time, the four (4) year vesting schedule (the “Time-Based Vesting”) will begin at a monthly rate.  The specific terms and conditions of this option will be subject to the terms of the aTyr Plan, as well as terms set forth in the Stock Option Agreement between you and the Company.

Both the Option and the Time-Based Vesting with respect to the Trigger Option shall be subject to full acceleration in the event you are terminated by the Company without Cause or resign for Good Reason within two months prior to and twelve months following a Sale Event (as such capitalized terms are defined in the aTyr Plan).

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394

Sanuj Ravindran, M.D.

October 23, 2015

Page three

Severance Policy:

Subject to final approval by the Compensation Committee, you will be eligible for aTyr’s Executive Severance Policy.  This policy will include severance provisions for “Not for Cause” separations as well as “Change in Control” separations.  The specifics of the plan will be provided to you.

Relocation:

The Company shall reimburse you for the reasonable, out of pocket expenses that you incur in connection with relocating from New York to the San Diego area, up to a maximum amount of (i) $30,000 with respect to items that would not be included as taxable income and (ii) $96,000 (this amount includes gross-up tax costs) with respect to items that would be included as taxable income, with such amounts in clause (ii) to be paid in 2 lump sums, upon commencement of your employment with the Company and upon your relocation to the San Diego area.  Any such reimbursement is subject to your submission of documentation sufficient to substantiate any such expenses and compliance with the Company's expense reimbursement policies and procedures.  Notwithstanding the foregoing, no such reimbursement shall be payable later than the end of the calendar year after the calendar year in which you incurred the expense.  In the event that your employment with the Company is terminated by the Company for cause or you voluntarily resign, in any event within one year after the date that you relocate, you shall no longer be eligible for any such reimbursements and you shall repay to the Company any relocation expenses previously reimbursed by the Company.

For purposes of this letter, your relocation shall be deemed complete on the date you provide the Company written confirmation of your new residence in the San Diego area.
Benefits:

You will be entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy.  Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

401(k) Plan:	You will be eligible to participate in the aTyr Pharma, Inc. 401(k) Savings Plan immediately following the start of your employment.

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394

Sanuj Ravindran, M.D.

October 20, 2015

Page four

Vacation &

Sick Time:	You will be entitled to accrue 15 days of vacation per year as a Full-Time employee. You will have 6 days of sick time available each year.
Holidays:	You will be eligible for aTyr’s paid holidays. The schedule is published prior to the beginning of each calendar year.
Employment at Will:	Your employment will be at-will, which means it may be terminated at any time by you or the Company for any reason, with or without cause,

and that your employment is not for any specific period of time.  Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Start Date:	Monday, November 16, 2015 or a mutually agreed upon date.

As a condition of your employment, you will be required to sign and abide by our Employee Nondisclosure and Assignment Agreement (the “Employee NDA”) when you begin your employment.  A copy is attached for your reference.  As a condition of your employment, you will also be required to abide by the Company’s code of conduct and other policies applicable to employees as set forth in the Company’s employee handbook in effect from time to time.  A copy will be made available to you during your employment.  In addition, in order to comply with the Immigration Reform and Control Act of 1986, within three (3) days of your Start Date you will be required to provide sufficient documentation to verify your identity and legal authorization to work in the United States. Please bring with you on your Start Date, the original of one of the documents noted in List A or one document from List B and one document from List C as itemized in the enclosed “Lists of Acceptable Documents”.  If you do not have the originals of any of these documents, please contact me immediately.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394

Sanuj Ravindran, M.D.

October 23, 2015

Page five

Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees.  Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

It is aTyr’s policy to respect fully the rights of your previous employers in their proprietary or confidential information.  No employee is expected to disclose, or is allowed to use for aTyr’s  purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

I am pleased to extend this offer to you and look forward to your acceptance.  Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer.  This offer will lapse if not signed and returned by Sunday, October 25, 2015.

Once signed by you, this letter, together with the Employee NDA, will constitute the complete agreement between you and the Company regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

Our mission is to discover life-changing therapies with relentless determination for people with grave maladies where others fall short.  I believe you will be able to make an immediate contribution to this mission and I think you will enjoy the rewards of working for an innovative, fast-paced company.  One of the keys to our success is top people.  We hope you accept our offer to be one of those people.

Yours sincerely,

/s/John Mendlein

John Mendlein, Ph.D.

Executive Chairman and Chief Executive Officer

Enclosures

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394

Sanuj Ravindran, M.D.

October 23, 2015

Page six

I accept the terms of employment as described in this offer letter dated October 23, 2015 and will start my employment on January 4, 2016.  I confirm that by my start date at aTyr Pharma, Inc. I will be under no contract or agreement with any other entity which would in any way restrict my ability to work at aTyr Pharma, Inc. or perform the functions of my job for aTyr, including, but not limited to, any employment agreement and/or non-compete agreement.

/s/Sanuj Ravindran	Date 11/22/2015
Sanuj Ravindran, M.D.

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite #250   San Diego   CA   92121

Phone 858 731 8389   Fax 858 731 8394